For Immediate Release

Crumbs Bake Shop, Inc. Reports First Quarter 2013 Financial Results,

Company Reiterates 2013 Financial Outlook

New York, New York. May 14, 2013 – Crumbs Bake Shop, Inc. (“Crumbs”) (NASDAQ: CRMB), the largest cupcake specialty store chain in the U.S., today reported financial results for the first quarter ended March 31, 2013. In addition, the Company reiterated its financial outlook for 2013.

Highlights of the First Quarter 2013 Compared to the First Quarter 2012:

▪	Net sales increased 7.1% to $12.1 million from $11.3 million.
▪	Store operating weeks increased 26.3% to 821 from 650.
▪	Gross profit increased 3.2% to $6.7 million from $6.5 million.
▪	Net loss attributable to stockholders was $(2.0) million or $(0.17) per share compared to $(0.8) million or $(0.14) per share.
▪	Adjusted EBITDA[1], a non GAAP measure, was $(1.4) million compared to $(0.1) million.

1.	See financial tables for a reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results.

Julian R. Geiger, President and Chief Executive Officer, said, “While some of our financial shortfall can be attributed to weather conditions and economic headwinds, we have identified, and are addressing, three internal factors that limited our ability to achieve more. These include stimulating our beverage business, delivering our much discussed centralized ordering system and also making our vision of our celebrity chef sandwich program a reality. Once accomplished, we believe that these initiatives will make a meaningful contribution to the vitality of the business.”

First Quarter 2013 Financial Results

Net sales increased 7.1% to $12.1 million from $11.3 million in the first quarter of last year. The increase was primarily attributable to $2.3 million in sales from 28 stores not in the same store sales base offset by a $1.7 million decrease in sales from the 45 stores in the same store sales base. Same store sales represent the change in sales for stores after their 15th full calendar month of operation. Six stores moved into the same store sales base during the quarter. Store operating weeks increased 26.3% to 821 from 650 in the first quarter of 2012.

Cost of sales was $5.4 million compared to $4.8 million in the first quarter of 2012 and increased 110 basis points to 44.3% as a percentage of net sales. Gross profit increased 3.2% to $6.7 million from $6.5 million in the first quarter of last year.

Staff expenses were $3.8 million compared to $3.4 million in the first quarter of 2012 and increased 160 basis points to 31.7% as a percentage of net sales.

Occupancy expenses were $2.9 million compared to $2.4 million in the first quarter of last year and increased 280 basis points to 23.8% as a percentage of net sales.

General and administrative expenses were $1.0 million compared to $0.8 million in the first quarter of 2012 and increased 110 basis points to 8.1% as a percentage of net sales.

Adjusted EBITDA was $(1.4) million compared to $(0.1) million in the first quarter of last year. See financial tables for a reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results.

Net loss attributable to the stockholders was $(2.0) million, or $(0.17) per basic and diluted share, compared to a net loss of $(0.8) million, or $(0.14) per basic and diluted share, last year. The weighted average number of common shares outstanding was 11.5 million in the first quarter of 2013 and 5.5 million in the first quarter of 2012.

Store Portfolio

This year, management intends to strike a balance between opening new stores in super regional malls, upgrading selected existing street stores, and closing certain street-level stores in California, Illinois, Metropolitan New York City, and Washington D.C that management believes are unable to reach acceptable levels of financial performance.

During the first quarter of 2013, Crumbs opened three mall-based stores and five kiosks in, or adjacent to, current trading areas. In addition, one underperforming street-level store in Chicago, IL was closed in February.

2013 Outlook

Crumbs is reiterating its prior expectations for 2013 of net sales of approximately $57 million and adjusted EBITDA of approximately $(3.9) million. The Company’s projected sales are predicated on continued weakness at street-level stores offset by positive contributions from newer mall-based stores and kiosks. Any additional store closures would also further impact both sales and adjusted EBITDA.

See financial tables for a reconciliation of projected adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to projected GAAP results.

The Company now anticipates opening 20 to 22 mall-based stores and kiosks within its current geographic footprint of which 12 have opened so far.

Earnings Call

Crumbs will host an earnings call to discuss first quarter 2013 financial results today at 5:00 PM Eastern Time. Hosting the call will be Julian R. Geiger, President and Chief Executive Officer, and John D. Ireland, Senior VP of Finance, Chief Financial Officer and Treasurer.

The conference call can be accessed live over the phone by dialing 877-419-6593 or for international callers by dialing 719-325-4839. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 7135933. The replay will be available until May 28, 2013.

The call will also be webcast live from the Company’s Web site at www.crumbs.com under the Investor Relations section. An archived webcast will be available beginning approximately one hour after the end of the call.

About Crumbs Bake Shop, Inc.

The first Crumbs bake shop opened in March 2003 on the Upper West Side of Manhattan and is well known for its innovative and oversized gourmet cupcakes. The Company currently has 70 locations in 12 states and the District of Columbia, including 19 stores in super regional malls.

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Forward Looking Statements

Some of the statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. Words such as “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “aim,” “will” and words and terms of similar substance and any financial projections used in connection with any discussion of future plans, strategies, objectives, actions, or events identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. These statements are based on the beliefs of our management as well as assumptions made by and information currently available to us and reflect our current views concerning future events. As such, they are subject to risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among many others: the risk that pending capital raising transactions may not be consummated because the conditions to such consummations cannot be satisfied; the risk that the businesses of Crumbs Bake Shop, Inc. and Crumbs Holdings LLC and its wholly-owned subsidiaries will not be integrated successfully; the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items that form the basis for management’s plans and assumptions are not realized; the risk of disruption from being a public company, making it more difficult to maintain relationships with customers, employees or suppliers; a reduction in industry profit margin; the inability to continue the development of the Crumbs brand; the timing of and ability to achieve profitability of new stores; the inability to manage or fund rapid growth; requirements or changes affecting the business in which Crumbs Bake Shop, Inc. and Crumbs Holdings LLC and its wholly-owned subsidiaries are engaged; our ability to successfully implement new strategies; operating hazards; and competition and the loss of key personnel; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; changing legislation and regulatory environments; the ability to meet the NASDAQ Stock Market’s continued listing standards; a lower return on investment; and the general volatility of the market prices of our securities and general economic conditions. These and other risks are discussed in detail in the periodic reports that Crumbs Bake Shop, Inc. files with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” section of its Annual Report on Form 10-K for the year ended December 31, 2012, and investors are urged to review those periodic reports and its other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, before making an investment decision. Crumbs Bake Shop, Inc.’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC. We assume no obligation to update these forward-looking statements except as required by law.

Non-GAAP Information

This press release includes certain numerical measures that are or may be considered “non-GAP financial measures” under the SEC’s Regulation G. “GAAP” refers to generally accepted accounting principles in the United States. The reconciliations of such measures to the most comparable GAAP figures, in accordance with Regulation G, are included herein. Crumbs presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public, including use of Adjusted EBITDA as a financial measure, which also facilitates comparisons to our historical performance.

The Company is providing Adjusted EBITDA information, which is defined as net income of the combined company, including net income attributable to any non-controlling interest, determined in accordance with all applicable and effective GAAP pronouncements up to December 31, 2010, before interest income or expense, income taxes and any gains or losses resulting from the change in estimate relating to our tax receivable agreement, depreciation, amortization, deferred rent expense, losses or gains resulting from adjustments to the fair value of the contingent consideration, stock-based compensation expense, extraordinary or non-recurring expenses and all other extraordinary non-cash items for the applicable period as a compliment to GAAP results. Adjusted EBITDA measures are commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in the accompanying tables. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Investor Relations Contact:

Tom Ryan/Raphael Gross of ICR

IR@crumbs.com / 646-478-9917

Media Relations Contact:

Quinn Solomon of Crumbs

qsolomon@crumbs.com / 212-221-7105

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012

Net sales	$12,080	$11,277

Cost of sales (exclusive of depreciation and amortization shown separately below)	5,357	4,763

Gross profit	6,723	6,514

Operating expenses
Selling expenses	571	289
Staff expenses	3,832	3,395
Occupancy expenses	2,879	2,366
General and administrative	973	791
New store expenses	120	109
Depreciation and amortization	559	448
Loss on disposal of property and equipment	38	-

	8,972	7,398

Loss from operations	(2,249)	(884)

Other income (expense)
Interest and other income	2	8
Abandoned projects	(10)	(12)
Change in fair value of warrant liability	(109)	(437)

	(117)	(441)

Net loss attributable to the
controlling and non-controlling interests	(2,366)	(1,325)

Less: Net loss attributable to non-controlling interests	391	542

Net loss attributable to stockholders	$(1,975)	$(783)

Net loss per common share, basic and diluted	$(0.17)	$(0.14)

Weighted average number of common shares outstanding, basic and diluted	11,547	5,506

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	March 31,	December 31,
	2013	2012
	(unaudited)
ASSETS

Current assets
Cash	$2,825	$6,270
Trade receivables	513	259
Inventories	577	559
Prepaid rent	685	600
Other current assets	394	410

Total current assets	4,994	8,098

Property and equipment, net	15,058	13,209

Other Assets
Deferred tax asset	4,774	4,774
Restricted certificates of deposit	673	673
Intangible assets, net	322	367
Deposits	292	289
Other	664	477

Total other assets	6,725	6,580

	$26,777	$27,887

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$2,709	$2,080
Payroll liabilities	627	357
Sales tax payable	63	110
Gift cards and certificates outstanding	216	234

Total current liabilities	3,615	2,781

Long-term liabilities
Deferred rent	3,963	3,791
Payable to related parties pursuant to tax receivable agreement	2,387	2,387
Warrant liability	491	382

Total liabilities	10,456	9,341

Commitments and contingencies

Stockholders' equity
Preferred stock, $.0001 par value; 1,000 shares authorized;
234 shares issued and outstanding at March 31, 2013
and December 31, 2012	-	-
Common stock, $.0001 par value; 100,000 shares authorized;
13,578 shares issued, 11,984 outstanding at March 31, 2013 and
13,392 shares issued, 11,798 outstanding at December 31, 2012	1	1
Additional paid-in capital	39,259	39,117
Accumulated deficit	(11,751)	(9,776)
Treasury stock, at cost	(15,914)	(15,914)

Total Crumbs Bake Shop, Inc. stockholders' equity	11,595	13,428

Non-controlling interest	4,726	5,118

Total stockholders' equity	16,321	18,546

	$26,777	$27,887

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NEAREST COMPARABLE GAAP MEASURE (UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2013	2012

Net loss attributable to the controlling
and non-controlling interests	$(2,366)	$(1,325)
Depreciation and amortization	559	448
Loss on disposal of property and equipment	38	-
Abandoned projects	10	12
Deferred rent expense	122	228
Stock based compensation	141	47
Change in fair value of warrant liability	109	437
Non-recurring expenses	-	4
Adjusted EBITDA	$(1,387)	$(149)